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                                                                    EXHIBIT 99.2

                       ARRIS TO ISSUE STOCK AS SECOND AND
                    FINAL PAYMENT FOR KHEPRI PHARMACEUTICALS

DECEMBER 20, 1996, 4:15 PM EST

SOUTH SAN FRANCISCO, Calif.--(BUSINESS WIRE)--Dec. 20, 1996--Arris Pharmaceutical Corp. (NASDAQ:ARRS) announced today that its board of directors has authorized the issuance of approximately 518,000 shares of Arris common stock to the former shareholders of Khepri Pharmaceuticals in lieu of cash as the second and final payment due resulting form the acquisition of Khepri in December 1995 by Arris.

The issuance of this stock will have no effect on Arris's financial results as this transaction was accounted for as a component of the purchase price at the time of acquisition, the majority of which was expensed as in-process research and development in the fourth quarter of 1995.

On Dec. 26, 1995, Arris announced that it had purchased all of the outstanding stock of Khepri. The transaction was valued at approximately $23 million, and consisted of two payments by Arris. Approximately 1.4 million shares of Arris common stock were issued to Khepri stockholders at that time, and Arris incurred the obligation to issue approximately 518,000 additional shares, subject to adjustment, or a fixed cash equivalent at its sole election. Today's action by the Arris board of directors constitutes the election to issue stock in lieu of a cash payment which will be made on Dec. 30, 1996.

Arris Pharmaceutical uses an integrated drug discovery approach combining structure-based drug design, combinatorial chemistry and its proprietary Delta Technology to discover and develop small molecule therapeutics for existing markets where available therapies have significant limitations. Arris's product development programs include: protease-based discovery programs targeting the inhibition of enzymes implicated in inflammatory and certain other diseases such as asthma, blood clotting disorders, arthritis, osteoporosis, cancer and various infectious diseases; and receptor-based discovery programs, including those designed to discover small molecule drugs that mimic therapeutically important proteins, such as EPO, hGH, G-CSF and TPO, and programs to develop drugs that modulate the activity of receptors involved in diseases such as cancer and diabetes.


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